Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 28, 2025, with respect to the consolidated balance sheets of the Company as of June 30, 2025, December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the six-month period ended June 30, 2025, and for each of the years ended December 31, 2024 and 2023, included in the June 30, 2025 Transition Report of Lendway, Inc. on Form 10-KT. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Lendway, Inc. on the Forms indicated:

Form S-8:

File No. 333-226670, effective August 8, 2018

/s/ Boulay PLLP

Minneapolis, Minnesota

August 28, 2025